                                    ADDENDUM


                          Hyundai Motor Company ("HMC")
                                       and
                Hyundai Electronics Industries Co., Ltd.  ("HEI")
                                       and
                          U.S. Electricar, Inc. ("USE")


                                February 27, 1997




Regarding the 12 April 1996 Agreement between HMC and USE (hereinafter the "Agreement"), it is agreed that all references to HMC may mean either HMC exclusively or HMC and HEI.

Specially due to the participation of HEI, each party agrees the amendment to the Agreement as follows:

1) with respect to the purchase of 12,000,000 shares of USE, the break-down and the price shall be as follows:

     HMC  8,400,000 shares (70%) at a price of US$0.30.
     HEI  3,600,000 shares (30%) at a price of US$0.30.

2)   HMC and HEI shall pay royalty as follows:

     HMC US$ 1,295,000 of the paid-up royalty and US$ 105,000 of the running royalty.
     HEI US$ 555,000 of the paid-up royalty and US$ 45,000 of the running royalty.

          The running royalty shall be paid on or before the anniversary of the Effective Date of the License Agreement, through and including the sixth anniversary of the License Agreement.

Addendum
Page -2-





All other terms and conditions of the 12 April 1996 Agreement remain in full force and effect.

     Hyundai Motor Company


By:
   ------------------------------------------
     Y. I. Lee/Vice President

     Hyundai Electronics Industries Co., Ltd.


By:
   ------------------------------------------
     J. S. Lee/Executive Managing Director


     U.S. Electricar, Inc.


By:
   ------------------------------------------
     Roy Kusumoto/President & C.E.O.